EXHIBIT 99.2

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL FOR RELEASE

MOVADO GROUP, INC. ANNOUNCES $50 MILLION SHARE BUYBACK PROGRAM

~ Share Buyback Program Authorized to Mitigate Dilutive Impact of Equity Grants ~

Paramus, NJ – March 21, 2013 -- Movado Group, Inc. (NYSE: MOV) today announced that its Board of Directors has approved a share buyback program under which the Company may purchase up to $50 million of its outstanding common shares from time to time, depending on market conditions, share price and other factors.  The authorization expires on January 31, 2016, and Movado Group may purchase shares of its common stock through open market, block trades or otherwise. The shares will be purchased primarily to mitigate the dilutive impact of equity grants during the course of the next few years. Therefore, the Company does not expect the share buyback program to have a significant impact on the weighted average of shares outstanding for fiscal 2014.

Efraim Grinberg, Chairman and Chief Executive Officer, stated “We are pleased to announce the Board has approved a $50 million share buyback program, which should allow us to maintain a consistent share count as we continue to grow.”

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE® and LACOSTE® watches worldwide, and operates Movado company stores in the United States. Movado Group, Inc. also plans to launch a collection of SCUDERIA FERRARI® watches beginning in fiscal 2014.